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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*


     Okumus                   Ahmet                         H.

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   (Last)                       (First)                   (Middle)


                          850 Third Avenue, 10th Floor
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                                    (Street)

   New York                         New York                10022
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     November 20, 2000
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

        Allaire Corporation (ALLR)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock                                 3,268,200                I                   By Okumus Opportunity Fund, Ltd.
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Common Stock                                   675,000                I                   By Okumus Opportunity Partners, LP
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Common Stock                                   387,500                I                   By Okumus Technology Value Fund, Ltd.
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Common Stock                                    82,500                I                   By Okumus Technology Value Partners, LP
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Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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                                                                                                                       By Okumus
Call Options                                                                                                           Opportunity
(obligation to sell)     Immed.    12/16/00        Common Stock            3,255,000         $7.50            I        Fund, Ltd.
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                                                                                                                       By Okumus
Call Options                                                                                                           Opportunity
(obligation to sell)     Immed.    12/16/00        Common Stock              675,000         $7.50            I        Partners, LP
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                                                                                                                       By Okumus
Call Options                                                                                                           Technology
(obligation to sell)     Immed.    12/16/00        Common Stock              387,500         $7.50            I     Value Fund, Ltd.
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                                                                                                                       By Okumus
Call Options                                                                                                           Technology
(obligation to sell)     Immed.    12/16/00        Common Stock               82,500         $7.50            I        Value
                                                                                                                       Partners, LP
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




/s/ Ahmet H. Okumus                                              11/14/02
---------------------------------------------            -----------------------
Ahmet H. Okumus, Managing Member
      **Signature of Reporting Person                             Date



*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.